EXHIBIT 4.2
NON-NEGOTIABLE
PROMISSORY NOTE
$15,000,000
Miami, Florida
October 19, 2007
     FOR VALUE RECEIVED, Ladenburg Thalmann Financial Services Inc., and its successors and assigns (hereinafter called the “Maker”), unconditionally promise(s) to pay to BRUCE A. ZWIGARD, and his successors and assigns (hereinafter the “Holder”), the principal sum of FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000), together with interest on the principal balance hereof from time to time outstanding, when and as set forth below:
     1. Until the Maturity Date (as defined below)(unless the maturity is accelerated prior thereto), the principal amount outstanding under this Note shall bear interest at the rate per annum equal to four and eleven hundredths percent (4.11%), compounded monthly (the “Contract Rate”).
     2. Interest shall be charged on the principal balance hereof from time to time outstanding and shall be calculated on the basis of the actual number of days elapsed over a 365 day year.
     3. Except as provided in Section 6.5(b)(ii) of the Purchase Agreement (as defined in the Pledge Agreement referred to below), principal and interest shall be payable in lawful money of the United States, by wire transfer, to the account of the Holder which Holder shall designate in writing to the Maker from time to time. Until the Maturity Date, or earlier if the maturity is accelerated prior thereto, principal and interest shall be due and payable in thirty six (36) equal monthly installments with each such installment in the combined amount of $443,594.15. If not accelerated prior thereto in accordance with the terms hereof, thirty five (35) monthly installments of principal and accrued interest shall be due and payable on the nineteenth (19th) day (or the next succeeding business day, if such day is not a business day) of each month commencing on November 19, 2007, and the thirty sixth (36th) installment, together with all then accrued and unpaid interest hereon, shall be due and payable on the Maturity Date.
     4. If not accelerated or prepaid prior thereto in accordance with the terms hereof, the full principal balance of this Note shall be due and payable on October 18, 2010 (the “Maturity Date”).
     5. The Maker waives presentment, demand, protest and notice of protest and all requirements necessary to hold it liable as Maker. Any failure of the Holder to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter. No waiver shall be binding on the Holder, unless in a writing signed by an authorized officer thereof, and then only to the extent specifically set forth therein.
     6. This Note may be prepaid in full or in part at any time without premium or penalty; provided, however, that any and all prepayments (including any amounts prepaid pursuant to Section 6.5(b)(ii) of the Purchase Agreement) shall be applied first to any costs and expenses then due to the Holder, then to accrued and unpaid interest, and then to outstanding principal payments due, in the order of maturity.
     7. The Maker hereby agrees to pay to the Holder, upon demand, all costs and expenses of every kind and description reasonably incurred by the Holder in connection with the enforcement (whether in connection with any appeal by the Holder of any lower court proceeding or otherwise) of the rights of the Holder hereunder or in any wise related hereto, whether or not legal or equitable proceedings are actually commenced, including, without limitation, the reasonable fees and disbursements of counsel for the Holder.
     8. Notwithstanding any provisions to the contrary herein contained, and subject to the limitations relating to the maximum interest allowed to be charged under applicable law set forth herein, during the period that an Event of Default shall have occurred and be continuing, at the option of the Holder, the Obligations (as defined hereinbelow) shall accrue interest at a rate per annum equal to the “Default Rate” which shall mean a rate of interest per annum equal to four percent (4%) above the Contract Rate, or if less, any interest rate which may be lawfully charged under applicable law, computed from the date of the occurrence of an Event of Default and continuing until (i) in the event the Holder, in its sole discretion, elects to waive or postpone its right to accelerate the Obligations, such Event of Default is cured to the sole and absolute satisfaction of the Holder, or (ii) in the event the Holder, in its sole discretion, elects to accelerate the Obligations, or any of them, such Obligations are fully paid and performed.
     9. As used in this Note, the term “Obligations” shall mean (i) the principal balance of and accrued interest on this Note; and (ii) all other obligations and liabilities (primary, secondary, direct, indirect, contingent, sole, joint or several, whether similar or dissimilar or related or unrelated) of the Maker to the Holder, due or to become due, now existing or hereafter incurred, contracted or acquired, whether arising under this Note or under the Pledge Agreement referred to herein below and/or any other Loan Documents (as such term is defined below).
     10. Any of the following shall constitute an event of default (each an “Event of Default”):
          (a) Any failure to make payment of principal or interest under this Note when due for more than two (2) business days after the giving of written notice to the Maker; provided, however, that such notice and cure period shall not apply (and no notice or cure period shall be required) after such written notice has been given on three (3) prior occasions (whether or not such occasions were concurrent);
          (b) A material default shall occur by the Maker in the due observance or performance of any covenant, condition or agreement contained in this Note (other than under Section 10(a) above) or in the Pledge Agreement (or any amendment, modification or renewal thereof) (giving effect to applicable notice and grace periods, if any) (this Note and the Pledge Agreement, and any other documents or instruments executed and delivered in connection therewith, as so amended, modified or renewed, collectively the “Loan Documents”);

          (c) Any representation or warranty contained in this Note, Section 5 of the Pledge Agreement, or in the certification delivered from time to time pursuant to Section 6(h) of the Pledge Agreement is materially false or misleading in any material respect as of the time when made;
          (d) The Maker shall: (i) make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee, or a substantial part of any of its properties or assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against the Maker in which an order for relief is entered or which remains undismissed for a period of ninety (90) days or more; or the Maker by any act or omission shall indicate its consent to, approval of or fail to timely object to any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver, or any trustee for the Maker or any substantial part of any of its properties or assets, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of ninety (90) days or more; (ii) generally not pay its debts as such debts become due or admit in writing its inability to pay its debts as they mature; or (iii) have concealed, removed or permitted to be concealed or removed any part of its properties or assets, with the intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted while solvent, any creditor to obtain a lien upon any of the property of the Maker through legal proceedings or distraint which is not vacated within thirty (30) days from the date thereof; or (iv) be “insolvent”, as such term is defined in the Bankruptcy Code, § 11 U.S.C. § 101(31).
          (e) The making, directly or indirectly, of any payment by or on behalf of Maker and/or any subsidiary or other Affiliate of the Maker (including any of the “Pledged Entities” (as defined in the Pledge Agreement)) and/or any of their respective Affiliates (other than, if no Event of Default shall have occurred, payments of interest but not principal) with respect to repayment of any indebtedness directly or indirectly owed to any Frost Affiliate and/or other person or entity permitted to be a holder of, or otherwise hold an interest in, the Frost Indebtedness pursuant to Section 6(f) of the Pledge Agreement, that is being, or has been, incurred in connection with the transactions contemplated by the Pledge Agreement (the “Frost Indebtedness”), in excess of payments made by Maker in repayment of the then current principal amount of this Note while the then current principal amount of the Frost Indebtedness is equal to or less than (with the understanding that it is not intended that the Frost Indebtedness be less than) the then current principal amount of this Note, but such payments on account of the Frost Indebtedness may only be made so long as (x) no such payment would cause the occurrence of a breach of this Section 10(e) and /or an Event of Default and/or (y) no Event of Default has occurred and then is continuing (regardless of whether the Holder has then accelerated the maturity of the Obligations). As used in this Note, the following terms have the following meanings: (A) “Affiliate” means, with respect to any person or entity, any other person or entity controlling, controlled by or under common control with such first person or entity; (B) “control” (including, with its correlative meanings, “controlled by” and “under common control with”)

shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a subject person or entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); (C) “Frost” means Dr. Phillip Frost, an individual; and (D) “Frost Affiliate” means, each of, and “Frost Affiliates” means, collectively, any two or more of, the following Persons: (i) Frost, (ii) Frost’s spouse, siblings, lineal descendants and lineal ancestors, (iii) any trusts established for the benefit of any of the Persons identified in the preceding items (i) and/or (ii) (the Persons identified in the preceding items (i)-(iii), collectively, the “Frost Family Group”), and (iv) any Affiliates of any of the members of the Frost Family Group.
     Upon the occurrence of an Event of Default which shall be continuing, the Holder may, at any time, without written notice, take any or all of the following actions, at the same or different times (the right to take such actions shall be cumulative): (i) declare the Obligations, or any of them, to be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, (ii) take any and all actions and pursue any and all remedies when and as may be permitted by this Note, the Pledge Agreement or any other Loan Document, or by applicable law (including, without limitation, all rights of banker’s lien, counterclaim or set-off), and (iii) apply amounts received by the Holder in reduction of the Obligations in such order the Holder may elect in his sole and absolute discretion.
     11. The total sums for interest and in the nature of interest, reserved, charged or taken hereunder or under any of the Loan Documents shall not exceed the maximum amount allowed by law, and any excess portion of such sums that may have been reserved, charged or taken shall be refunded to the Maker. Such refund may be made by application of the excess portion against the Obligations.
     12. The Maker agrees to pay to Holder, on demand, all taxes, duties, and other charges (other than income taxes) incurred in respect of this Note, including, without limitation, all documentary stamp and intangible taxes as from time to time payable or assessed.
     13. EACH OF THE MAKER AND THE HOLDER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT OR HE MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING BUT NOT LIMITED TO ANY CLAIMS, CROSS-CLAIMS, OR THIRD PARTY CLAIMS) ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE, OR THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. EACH OF THE MAKER AND THE HOLDER HEREBY CERTIFIES TO THE OTHER PARTY THAT NO REPRESENTATIVE OR AGENT OF HIS OR IT NOR HIS OR ITS COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE HOLDER OR THE MAKER, AS APPLICABLE, WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. EACH OF THE MAKER AND THE HOLDER ACKNOWLEDGES THAT THE OTHER PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS TRANSACTION, INCLUDING THIS NOTE, BY, INTER ALIA, THE PROVISIONS OF THIS PARAGRAPH.

     The Maker hereby specifically authorizes any action brought upon the enforcement of this Note and/or the other Loan Documents by the Holder to be instituted and prosecuted in either the Circuit Court of Miami-Dade County, Florida or the United States District Court for the Southern District of Florida, at the election of the Holder.
     The Maker hereby consents and submits to the personal jurisdiction of the State and Federal courts of Florida in any action instituted by the Holder arising under or related to this Note and/or the other Loan Documents.
     14. This is the “Note” referred to in (i) the Purchase Agreement and (ii) that certain Pledge Agreement dated the date of this Note, by and among the Maker and the Holder (the “Pledge Agreement”). This Note constitutes a portion of the Obligations and is secured, inter alia, by the Pledged Collateral referred to in the Pledge Agreement, reference to which is hereby made for a description of the Pledged Collateral and the rights of the Holder, or any other holder of this Note, in respect of such Pledged Collateral.
     15. This Note is to be construed and enforced according to the internal laws of the State of Florida, without giving effect to principles of conflict of laws.
     16. Each provision of this Note is intended to be severable and the invalidity or illegality of any portion of this Note shall not affect the validity or legality of the remainder hereof.
     17. This Note is not assignable or otherwise transferable by the Maker nor are its obligations hereunder assumable without the prior consent of the Holder, unless the Maker agrees to remain liable for all the Obligations.
     18. This Note is subject to the provisions of 6.5(b)(ii) of the Purchase Agreement.
(signature page follows)

MAKER: Ladenburg Thalmann Financial Services Inc.
By:	/s/ Richard J. Lampen
	Name:	Richard J. Lampen
	Title:	President and CEO

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